UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )
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SEMCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

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The following material was distributed to employees and placed on the website of SEMCO Energy, Inc. following the public announcement of the entry into an Agreement and Plan of Share Exchange by and among SEMCO Energy, Inc., Cap Rock Holding Corporation and Semco Holding Corporation, a direct wholly-owned subsidiary of Cap Rock Holding Corporation:
SEMCO ENERGY, INC. TO BE ACQUIRED BY CAP ROCK HOLDING CORPORATION
QUESTIONS AND ANSWERS
Transaction
Q.	Who is the buyer?

A.	Cap Rock Holding Corporation (“Cap Rock”). Cap Rock, through its regulated subsidiary, Cap Rock Energy Corporation, transmits and distributes power to customers in 28 counties in the State of Texas. Cap Rock owns no generation facilities and instead purchases power wholesale through long-term power supply contracts.

Q.	What are the terms of the proposed transaction?

A.	Under the terms of the proposed agreement, Cap Rock would, through a subsidiary, acquire all of the outstanding Common Stock and Series B Preferred Stock of SEMCO. Each holder of SEMCO Common Stock would receive $8.15 per share in cash. Holders of Series B Preferred Stock would receive approximately $213.07 per share plus a “make-whole” premium to be calculated at the closing of the transaction.

Q.	What is a “make-whole” premium?

A.	A make-whole premium is an additional payment to holders of the Series B Preferred Stock to compensate for the value of the dividends that were to be paid in the future. The make-whole premium was included among the terms under which those securities were issued in March 2005.

Q.	Why is this proposed transaction in the best interests of SEMCO’s shareholders?

A.	The all cash offer represents a premium of approximately 37 percent over SEMCO’s average closing share price during the five trading days ended February 22, 2007. This is a significant premium, and the offer is not subject to any financing contingencies. This and any other reasons why the Board of Directors judged the proposed transaction to be in the best interests of shareholders will be described in the proxy solicitation materials sent to holders of SEMCO’s Common Stock in connection with obtaining their approval for the transaction.

Q.	When do you expect the transaction to close?

A.	At this very early point in the process, we cannot be sure when the proposed transaction will close. The agreement has a 12-month expiration date, which is extended for an additional 6 months if the only thing left to do is secure a regulatory approval.

Q.	Why was a provision allowing SEMCO to seek or consider other offers (the “go-shop” provision) included in the agreement?

A.	The Board of Directors determined that this provision was in the best interests of SEMCO’s shareholders. SEMCO may seek alternative proposals from third parties through March 29, 2007 (35 calendar days from the day the agreement was signed). In addition, SEMCO may, under certain circumstances, respond to unsolicited proposals. There can be no assurance that any alternative proposals will be received.

Q.	Will there be any management changes?

A.	We expect that the current management team will remain in place.

Q.	How long have the two companies been discussing a possible acquisition?

A.	SEMCO received a letter evidencing interest from Cap Rock in August of last year.

Q.	What is a “break up” fee? Is there one in this transaction?

A.	A “break up” fee is, as the name implies, a fee payable by one party to another during a transaction if a pending deal is terminated in favor of an alternative proposal. The amount of the fee in our transaction is dependent on when the termination occurs. If the transaction is terminated within the “go shop” period or possibly during a short extension thereafter, the break up fee payable to Cap Rock is $7 million. This fee would increase to $15.5 million if the transaction is terminated after the go shop period (including any extension) has ended. Details of the fee are provided in the exchange agreement, which has been filed with the Securities and Exchange Commission.

Q.	Does this transaction require shareholder approval?

A.	Yes, the transaction does require the approval of the holders of SEMCO’s Common Stock.

Q.	Does the transaction require the approval of the holders of the Preferred Stock?

A.	No.

Q.	What is the timing for the shareholder approval process?

A.	The draft proxy materials for shareholder approval of this transaction must be filed with the Securities and Exchange Commission soon after the end of the “go shop” period. Those materials are subject to review and comment by the SEC. Once that SEC review process is completed, SEMCO would mail the proxy materials to shareholders and hold a special meeting of shareholders within 30 days after the proxy mailing process begins.

Q.	Will that special shareholders meeting be combined with SEMCO’s Annual Meeting of Shareholders?

A.	No. The Annual Meeting will be held later in the year, after the special meeting of shareholders. Date, time, and place details for these meetings will be announced as these details are known.

Q.	Are you concerned about a possible interloper breaking up the transaction?

A.	No. In fact, the “go shop” provision specifically allows the Board of Directors to solicit bids for SEMCO. If an “interloper” comes in, the Board will assess that offer and decide what is best for SEMCO’s shareholders.

Q.	Will SEMCO’s headquarters remain in Port Huron?

A.	Yes. While the proposed transaction makes SEMCO a subsidiary of a holding company, SEMCO’s headquarters is expected to remain in Port Huron.

Q.	Have you spoken with the rating agencies? What have they said?

A.	Over the next several weeks we will be contacting many interested persons (including rating agencies, analysts, regulators, legislators, and others) to inform them of the proposed transaction. At this point, we have no reactions to report. Many of these persons have their own ways of communicating their views to the public.

Q.	How will this affect SEMCO’s debt ratings? Capital structure?

A.	We will have to wait and see if the rating agencies change SEMCO’s debt ratings. Remember, however, that we must go through the “go shop” period and, assuming that another offer does not materialize, the proposed transaction with Cap Rock must receive regulatory and other approvals and may not close for up to 18 months. The rating agencies will take those facts into account in whatever they do.

As for SEMCO’s capital structure, the proposed transaction will convert SEMCO’s equity capital to private ownership. Concurrent with the transaction, Cap Rock is investing additional equity into SEMCO, which will significantly improve its debt/equity ratio.

Q.	What regulatory approvals must the proposed transaction receive?

A.	The agreement contains a list of necessary approvals. The primary one is the approval of the Regulatory Commission of Alaska.

Q.	What about Michigan approvals?

A.	Under current law, neither the Michigan Public Service Commission nor the City Commission of Battle Creek has approval authority over the proposed transaction. That said, Cap Rock, together with SEMCO management, plans to discuss the proposed transaction with the MPSC and CCBC, to make sure that they each have the information they need. Remember, while it would be owned by Cap Rock, SEMCO, as a corporate entity, will still exist after the proposed transaction closes. In that sense, nothing will change.
Employees
Q.	Why is Cap Rock buying SEMCO?

A.	SEMCO is an operationally solid company with strong management. Cap Rock apparently sees the value and growth potential in SEMCO.

Q.	What can employees expect in the interim period before closing?

A.	Employees can expect that, from a daily operational perspective, things will remain much the same. There are some requirements in the agreement with Cap Rock obligating us to consult with Cap Rock about some activities and obtain Cap Rock’s consent for others. Be on the lookout for instructions about how to comply with those commitments, though that will likely be a task only for people in certain management positions. More generally, we are at the very beginning of this process, and SEMCO will attempt to keep employees informed as developments unfold.

Q.	What will happen, in terms of compensation and benefits, after the transaction closes?

A.	For a period of at least 2 years after closing, Cap Rock has agreed to provide compensation and benefit levels that are substantially comparable in the aggregate to current compensation and benefits. Some changes will be necessary, such as adjusting the stock-based components of compensation, to take into account that SEMCO’s Common Stock will no longer be publicly traded.

Q.	Will collective bargaining agreements be honored?

A.	Yes. The agreement for the proposed transaction contains a commitment to honor all collective bargaining agreements. The agreement also acknowledges that SEMCO has a legal bargaining duty with the collective bargaining representatives of employees that must be satisfied as those contracts come up for renegotiation and otherwise.

Q.	What will happen to employees’ pensions? Will the matching for their 401K remain the same?

A.	Cap Rock has agreed to maintain current benefits and compensation levels for at least two years after the transaction closes. As you may be aware, the current 401K matching contribution provided by SEMCO is in Common Stock, which employees can elect to keep or sell immediately. Once the transaction closes, SEMCO’s Common Stock will no longer be publicly traded, and, to keep the level of compensation and benefits the same, in the aggregate, the 401K matching contribution will likely be cash instead. All of these details will be worked out as the parties proceed towards closing, and employees will be kept informed about what is happening.

Any agreement-related compensation and benefit changes for union-represented employees will be taken up with the collective bargaining representatives of employees, as required by law.

Q.	Will there be changes in SEMCO management? Will the employees maintain the same supervisors?

A.	We do not expect any significant managerial or supervisory changes within SEMCO as a result of this transaction. SEMCO will have new owners and will be a subsidiary of a holding company, but, on a day-to-day basis, employees should not see many changes in how things are done as a result of the transaction.
Customers
Q.	What impact will this acquisition have on customers?

A.	None. Customers will see no immediate impact as a result of the proposed transaction and will continue to receive the same level of customer service they have come to expect from SEMCO. Looking ahead, this transaction will give SEMCO a financially strong owner with energy industry experience. This combination of access to additional capital and familiarity with what utility regulators and customers expect should help ensure that customers will continue to enjoy dependable natural gas distribution service in our Michigan and Alaska service territories.

Q.	Will customer contacts change?

A.	No. From a customer service perspective, the proposed transaction will be seamless. SEMCO will continue to operate its customer service centers, continue to read its meters and continue to provide safe and reliable natural gas service to its customers.

Political
Q.	What regulatory approvals do you need?

A.	There are a number of filings and approvals required before the proposed transaction can be completed. The primary regulatory approval for this transaction is the one from the RCA. Under current law, neither the Michigan Public Service Commission nor the City Commission of Battle Creek has approval authority over the proposed transaction. That said, Cap Rock and SEMCO will share information about the proposed transaction with the MPSC and CCBC, to make sure that they each have what they need. Remember, while it would be owned by Cap Rock, SEMCO, as a corporate entity, will still exist after the proposed transaction closes.

Q.	Do you anticipate any community opposition to the acquisition?

A.	No. We do not anticipate any community opposition.

Q.	Will SEMCO continue to support its local communities?

Yes. SEMCO has always been a supporter of its local communities and will continue to be active in and around the communities that SEMCO serves, in both Alaska and Michigan.

Q.	Have you spoken with the governor and other elected officials? What have been their reactions?

A.	Discussions with a variety of individuals, including legislators, regulators, shareholders and customers, are expected to take place over the next few weeks. So, there are no reactions to report. We hope that they will see this as not only a good deal for our shareholders, but with a more strongly capitalized company projected to emerge from the transaction, a potentially better situation for employees and customers.
Retirees
Q.	How does this affect my current pension?

A.	The proposed transaction is not expected to have an effect on retiree pensions.

Q.	How does this affect my current medical coverage?

A.	The proposed transaction is not expected to have an effect on retiree medical coverage.
Additional Information
     In connection with the proposed transaction, a proxy statement of SEMCO and other materials will be filed with the Securities and Exchange Commission (the SEC). SEMCO recommends investors read the proxy statement and other materials, as well as any amendments or supplements to those documents, carefully when they become available, as they will contain important information about SEMCO and the proposed transaction. The final proxy statement will be mailed to SEMCO’s shareholders of record at the close of business on the record date set for a special meeting of the shareholders to be held for the purpose of approving the transaction. Investors will be able to obtain free copies of the proxy statement, when available, as well as other filed documents containing information about SEMCO at www.sec.gov and from SEMCO’s website at www.semcoenergy.com.
     SEMCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of SEMCO in connection with the transaction. Information about the directors and executive officers of SEMCO and their ownership of SEMCO Common Stock is set forth in the proxy statement, dated April 19, 2006, for SEMCO’s 2006 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of participants in the solicitation of proxies may be obtained by reading the proxy statement for the special meeting when it becomes available.
Caution Regarding Forward Looking Statements
     Certain statements in this document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO. Statements that are not historical facts, including statements about SEMCO’s outlook, beliefs, plans, goals, and expectations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or “continue” or the negatives of these terms or variations of them or similar terminology. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially from the expectations described in these statements. Although SEMCO believes that the expectations reflected in these forward-looking statements are reasonable, SEMCO cannot provide any assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from SEMCO’s expectations include but are not limited to risks associated with uncertainty as to whether the transaction will be completed, costs and potential litigation associated with the transaction, the failure to obtain SEMCO shareholder approval, the inability to obtain, or meet specific conditions imposed for, applicable regulatory approvals relating to the transaction, the failure of either party to meet the closing conditions set forth in the agreement, the extent and timing of regulatory approvals and the risk factors discussed from time to time by SEMCO in reports filed with the Securities and Exchange Commission.
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